Exhibit 99.1

AITX’s RAD Makes History with First Robotic Dog Deployed to Taylor Police Department

RADDOG LE Users in a New Era of Community Policing

Detroit, Michigan, March 20, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), today announced that it has delivered a RADDOG LE to the Taylor, Michigan Police Department. The delivery of RADDOG LE to the Taylor Police Department marks a historic moment in the integration of technology within law enforcement. This milestone underscores RAD’s commitment to revolutionizing the landscape of security and public safety through cutting-edge AI-powered, robotic solutions.

The integration of RADDOG LE by the Taylor Police Department represents a significant advancement in leveraging technology to enhance public safety and streamline operations within the community, supported by a dedicated team of approximately 100 sworn officers.

RADDOG LE, designed and developed by RAD, is a state-of-the-art quadruped robot dog modeled to support law enforcement agencies in a variety of operational scenarios. Equipped with advanced mobility, surveillance capabilities, and patrolling functions, RADDOG LE is poised to become an invaluable asset to the Taylor Police Department and other law enforcement agencies throughout the U.S.

Lt. Jeff Adamisin of the Taylor Police Department commented, “The robotic dog is a situational, defensive tool that gives its user a vision that may not be available without human risk.”

Chief of Police John Blair added, “It puts us face-to-face with the person or situation without a risk of harm. It can act almost like Zoom where you can have interaction without other possible problems.”

RAD’s Sr. Vice President of Revenue Operations, Troy McCanna, an ex-FBI agent of 23 years, expressed enthusiasm about the new addition, stating, “Together, we embark on a journey towards a safer and more technologically advanced future, where RADDOG stands as a beacon of progress and partnership. We sincerely hope that the addition of RADDOG within the Taylor PD will add a layer of safety for their officers, and work to de-escalate dangerous situations.”

As of 2020, there were 17,985 police agencies, with more than 800,000 sworn law enforcement officers in the United States.

Steve Reinharz, CEO/CTO of AITX and RAD, highlighted, “The Taylor PD plans to exhaustively place RADDOG in real-world situations and share their findings and suggestions as we work to further develop future iterations of RADDOG. This historic relationship represents a significant milestone in the evolution of law enforcement technology, demonstrating how cooperation between public and private sectors can foster positive change for community safety. I truly foresee a future where a RADDOG accompanies every police cruiser on every call.”

RAD’s presentation of RADDOG LE to the Taylor Police Department attracted media attention with several Detroit television stations covering the event. The presence of multiple news outlets highlighted the significance of RAD’s innovative solutions for enhancing law enforcement capabilities in communities like Taylor.

WXYZ-TV, ABC in Detroit, coverage at 4pm ET, March 19, 2024

WXYZ-TV, ABC in Detroit, coverage at 6pm ET, March 19, 2024

WWJ-TV, CBS in Detroit, coverage at 4pm ET, March 19, 2024

The Detroit News, coverage March 19, 2024

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz